AMENDMENT AND LIMITED WAIVER
                                TO LOAN AGREEMENT

     This Amendment and Limited Waiver to Loan Agreement (this "Amendment") dated as of June 26, 2002, is entered into by and between GALAXY NUTRITIONAL FOODS, INC. ("Borrower") and FINOVA MEZZANINE CAPITAL INC. ("FMC"), in reference to that certain Loan Agreement between them dated September 30, 1996 (as amended from time to time, the "Loan Agreement"; capitalized terms used herein, unless otherwise defined, shall have the meanings set forth in the Loan Agreement).

     A. FMC currently provides financial accommodations to Borrower pursuant to the terms of the Loan Agreement.

     B. Borrower has notified FMC that Events of Default have occurred under the Loan Agreement due to Borrower's failure to comply with the minimum Debt Service Coverage Ratio and the maximum Funded Debt to EBITDA Ratio set forth therein.

     C. Borrower has requested that FMC grant a waiver of the Events of Default and amend the Loan Agreement as provided herein. FMC consents to Borrower's requests on the terms and subject to the conditions set forth in this Amendment.

     NOW THEREFORE, the parties hereto agree as follows:

     1. WAIVER. FMC hereby waives Borrower's duty to comply with the minimum Debt Service Coverage ratio set forth in Section 3.23 of the Loan Agreement for the nine month period ended March 31, 2002 and the twelve month period ended June 30, 2002. FMC also hereby waives Borrower's duty to comply with the maximum Funded Debt to EBITDA Ratio set forth in Section 3.22 of the Loan Agreement for the nine month period ended March 31, 2002 and the twelve month period ended June 30, 2002. The limited waivers provided herein shall apply solely to the covenant violations described above as of the periods referenced above. In all other respects, Borrower shall comply with the terms of the Loan Agreement and the instruments, documents and agreements executed in connection therewith, as amended hereby.

     2.   AMENDMENTS. The Loan Agreement is amended as follows:

          (a) Section 8.1 of the Loan Agreement is amended by adding the following definitions thereto:

               "Operating Cash Flow/Actual" means, for any period, Borrower's net income or loss (excluding the effect of any extraordinary gains or losses), determined in accordance with GAAP, plus or minus each of the following items, to the extent deducted from or added to the revenues of Borrower in the calculation of net income or loss: (i) depreciation; (ii) amortization and other non-cash charges; (iii) interest expense paid or accrued; and (iv) total federal and state income tax expense determined as the accrued liability of Borrower in respect of such period; and after deduction for each of (a) federal and state income taxes, to the extent actually paid during such period; (b) any non-cash income; and (c) all actual capital expenditures made during such period and not financed.

               "Indebtedness for Borrowed Money" means, without duplication, all
          Indebtedness: (i) in respect of borrowed money (including, without limitation, pursuant to the Loan Agreement, the FINOVA Loan Documents or any capital leases), (ii) evidenced by a note, debenture, or other like written obligation to pay money (including, without limitation, all interest on the Obligations and the Obligations under the FINOVA Loan Documents), (iii) for the deferred purchase price of property (other than trade payables arising in the ordinary course of business), or (iv) in respect of obligations under conditional sales or other title retention agreements; and all guaranties of any or all of the foregoing.

               "Senior Contractual Debt Service" means, for any period, the sum of payments made or required to be made by Borrower during such period for (i) interest only payments due on term loan made available to Borrower pursuant to the Loan Agreement, (ii) interest only payments due with respect to the revolving credit facility made available to Borrower pursuant to the FINOVA Loan Documents, (iii) all commitment fees, collateral monitoring fees, examination fees, unused line fees and all other fees payable by Borrower to FINOVA or FMC pursuant to the Loan Agreement or the FINOVA Loan Documents and (iv) interest only payments due on the Subordinated Debt (with it being understood that payments due on the Indebtedness owing by Borrower to South Trust shall not be considered in the calculation of Senior Contractual Debt Service).

               "Subordinated Debt" means liabilities of Borrower, the repayment of which is subordinated to the payment and performance of the Obligations and the Obligations under the FINOVA Loan Documents, pursuant to a written subordination agreement in form and substance acceptable to FMC.

               "Total Contractual Debt Service" means, for any period, the sum of payments made (or, as to clause (i) of this sentence, required to be made) by Borrower during such period for (i) Senior Contractual Debt Service and (ii) interest and scheduled principal payments due on any and all other Indebtedness for Borrowed Money of Borrower.

               "FINOVA" means FINOVA Capital Corporation.

               "FINOVA Loan" means the senior revolving credit facility made available to Borrower by FINOVA pursuant to the FINOVA Loan Documents.

               "FINOVA Loan Documents" means the Security Agreement (Accounts Receivable, Inventory and Equipment) dated November 1, 1996 between FINOVA and Borrower and all instruments, documents and agreements related thereto, all as amended from time to time.

          (b) Section 3.14 of the Loan Agreement is deleted in its entirety and replaced with the following:

               3.14 LIMITATION ON INDEBTEDNESS. Without the prior written consent of FMC, Borrower shall not, directly or indirectly, make, create, incur, assume, suffer to exist, or become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                    (i) Indebtedness incurred pursuant to this Agreement and the FINOVA Loan Documents;
                    (ii) Indebtedness  existing  and  disclosed  to FMC prior to
                         June 26, 2002; and
                    (iii)Indebtedness  not to exceed  $500,000 in the  aggregate outstanding at any one time consisting of new capital lease obligations, unsecured loans and secured loans secured only by equipment purchased with the proceeds thereof or stock.

          (c) Section 3.22 of the Loan Agreement is deleted in its entirety and replaced with the following:

               3.22 FUNDED DEBT TO EBITDA RATIO. Notwithstanding anything to the contrary contained herein, Borrower's ratio of Funded Debt to EBITDA for the 3 month period ended as of September 30, 2002 shall not exceed
          30.0 to 1.0;  for the 6 month  period  ended as of  December  31, 2002 shall not exceed 20.0 to 1.0; and for the 9 month period ended as of March 31, 2003 shall not exceed 10.0 to 1.0. For the purposes of this Agreement, the term "Funded Debt" shall mean (i) indebtedness arising from the lending by any person or entity of money to Borrower; (ii) indebtedness, whether or not in any such case arising from the lending by any person or entity of money to Borrower, (A) which is represented by notes payable or drafts accepted that evidenced extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for property; (iii) indebtedness that constitutes a capitalized lease obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) indebtedness of Borrower under any guaranty of obligations that would constitute indebtedness for money borrowed under clauses (i) through (iii) hereof, if owed directly by Borrower. For the purposes of this Agreement, the term "EBITDA" shall mean an amount equal to the sum of (i) net income for such period, PLUS (ii) interest expenses for such period, PLUS (iii) tax expense for such period, PLUS (iv) depreciation and amortization for such period, PLUS or MINUS non-cash charges, all determined in accordance with GAAP, consistently applied.

          (d) Section 3.23 of the Loan Agreement is deleted in its entirety and replaced with the following:

               3.23 TOTAL DEBT SERVICE COVERAGE RATIO. Borrower's Operating Cash Flow/Actual for the consecutive 3 month period ended as of September 30, 2002, the consecutive 6 month period ended as of December 31, 2002 and the consecutive 9 month period ended as of March 31, 2003 must be at least 0.8, 1.0 and 1.1 times, respectively, the amount necessary to meet Borrower's Total Contractual Debt Service for the applicable period, calculated on a consolidated basis.

     3. REAFFIRMATION. Except as amended by the terms herein, the Loan Agreement and each of the other documents, instruments and agreements executed and delivered in connection therewith remain in full force and effect in accordance with their terms. If there is any conflict between the terms and conditions of the Loan Agreement and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern.

     4. COUNTERPARTS. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     5. GOVERNING LAW. This Amendment shall be governed by and construed according to the laws of the State of Arizona.

     6. ATTORNEYS' FEES AND WAIVER OF JURY TRIAL. Borrower agrees to pay, on demand, all attorneys' fees and costs incurred in connection with the preparation, negotiation, documentation and execution of this Amendment. If any legal action or proceeding shall be commenced at any time by any party to this Amendment in connection with its interpretation, enforcement or otherwise concerning its terms, the prevailing party in such action or proceeding shall be entitled to reimbursement of its reasonable attorneys' fees and costs in connection therewith, in addition to all other relief to which the prevailing party may be entitled. Each of the parties hereto hereby waives any and all rights to a trial by jury in any such action or proceeding.

     7. RELEASE. Borrower hereby releases, remises, acquits and forever discharges FMC and FMC's employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations and related corporate divisions (all of the foregoing hereinafter called the "Released Parties"), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date and execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Amendment, the Loan Agreement and the other Loan Documents and the transactions related thereto (all of the foregoing hereinafter called the "Released Matters"); PROVIDED, HOWEVER, that the foregoing release shall not apply to discharge FMC from any obligations which are expressly imposed upon FMC pursuant to the terms of this Amendment, the Loan Agreement, or any of the other instruments, documents or agreements related thereto, as modified through the date hereof. Borrower acknowledges that the agreements in this section are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Borrower represents and warrants to FMC that it has not purported to transfer, assign or otherwise convey any right, title or interest of Borrower in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

     8. CONDITIONS TO EFFECTIVENESS. The effectiveness of this Amendment is expressly conditioned upon the following (all documents to be in form and substance satisfactory to FINOVA):

          a. Borrower shall have executed and delivered this Amendment to FMC and an allonge to the term note executed in connection therewith;
          b. Borrower shall have executed and delivered to FINOVA an Amendment and Limited Waiver to the Loan Agreement between Borrower and FINOVA;

                                   FINOVA MEZZANINE CAPITAL INC.,
                                   a Tennessee corporation


                                   By: /s/ Mike McCaulley
                                   ----------------------------------------
                                   Print Name: Mike McCaulley
                                   Title/Capacity: Vice President

                                   GALAXY NUTRITIONAL FOODS, INC.
                                   a Delaware corporation


                                   By: /s/ Angelo S. Morini
                                   ----------------------------------------
                                   Print Name:  Angelo S. Morini
                                   Title/Capacity: Chairman, President & CEO